Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 12, 2012, by and between Exelon Corporation, a Pennsylvania corporation (the “Successor”), as successor to Constellation Energy Group, Inc., a Maryland corporation (the “Company”), and Deutsche Bank Trust Company Americas, a New York banking corporation duly organized and existing under the laws of the State of New York, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Trustee have heretofore executed and delivered an indenture, dated as of July 24, 2006, as supplemented by the First Supplemental Indenture, dated June 27, 2008 (together, the “Indenture”), providing for the issuance by the Company of certain debt securities of the Company;

WHEREAS, under the Indenture the Company has previously issued $450,000,000 aggregate principal amount of 8.625% Series A Junior Subordinated Debentures due 2063 (the “Securities”);

WHEREAS, on March 12, 2012, pursuant to an Agreement and Plan of Merger, dated as of April 28, 2011, by and among the Successor, Bolt Acquisition Corporation, a Maryland corporation and a wholly owned subsidiary of the Company (“MergerSub”), and the Company, MergerSub was merged with and into the Company (the “Initial Merger”), with the Company surviving the Initial Merger as a wholly owned subsidiary of the Successor;

WHEREAS, on March 12, 2012, pursuant to an Agreement and Plan of Merger, dated as of March 12, 2012, by and between the Company and the Successor, the Company was merged with and into the Successor (the “Second Merger”), with the Successor surviving the Second Merger;

WHEREAS, in connection with the Second Merger, (a) Section 12.01 of the Indenture requires the Successor to expressly assume by supplemental indenture the due and punctual payment of the principal of (and premium, if necessary) and interest, if any, on all of the Securities and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Company and (b) Section 12.02 of the Indenture provides that upon execution and delivery of the supplemental indenture, the Successor, as successor corporation, shall be substituted for the Company for purposes of the Indenture;

WHEREAS, pursuant to Section 11.01 of the Indenture, without the consent of the holders of the Securities, the Successor and the Trustee may enter into this Supplemental Indenture to evidence the succession of the Successor to the Company and the assumption by the Successor of the covenants, agreements and obligations of the Company in the Indenture;

WHEREAS, the Successor has been duly authorized to enter into this Supplemental Indenture;

WHEREAS, the Successor has delivered to the Trustee the Officers’ Certificate specified in Section 11.05 containing, as applicable, the statements set forth in Section 17.05 of the Indenture, and the Opinion of Counsel specified in Sections 11.05 and 12.03 of the Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Successor and the Trustee covenants and agrees for the equal and ratable benefit of the holders of the Securities as follows:

1. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

2. Successor.

(a) Upon consummation of the Second Merger, in accordance with Sections 11.01 and Article 12 of the Indenture, the Successor hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants, obligations and conditions of the Indenture to be performed by the Company.

(b) By this Supplemental Indenture, the Successor hereby succeeds to and is substituted for the Company for purposes of the Indenture, with the same effect as if it had been named in such Indenture as the Company.

3. Notices, etc. to the Successor. Any request, demand, authorization, direction, notice, consent, waiver or act by holders of Securities or other document provided or permitted by the Indenture to be made upon, given or furnished to, or filed with, the Successor by the Trustee or by any holder of Securities shall be sufficient for every purpose under the Indenture (unless otherwise expressly therein provided) if in writing and mailed, first class postage prepaid to the Successor addressed to it at c/o Exelon Corporation, 10 S. Dearborn Street, Chicago, Illinois 60603, Attention: General Counsel, or at any other address previously furnished to the Trustee by the Successor.

4. Effects of the Indenture and the Securities. Except as expressly amended hereby, the Indenture and the Securities are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

6. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND PERFORMED IN SAID STATE.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

EXELON CORPORATION, a Pennsylvania corporation

By:	/s/ Christopher M. Crane
Name: Christopher M. Crane
Title: President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name: Carol Ng
Title: Vice President

By:	/s/ Lisa Karlsen
Name: Lisa Karlsen
Title: Vice President

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